Exhibit 4.1

Connect Biopharma Holdings Limited - Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$76,560 divided into

(i) 400,000,000 Ordinary Shares of a nominal or par value of US$0.000174 each

(ii) 40,000,000 Preferred Shares of a nominal or par value of US$0.000174 each

THIS IS TO CERTIFY THAT

is the registered holder of

Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on

by:

DIRECTOR